Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
This First Amendment to Employment Agreement (the “First Amendment”) dated the 6th day of September, 2013, by and among CARROLS RESTAURANT GROUP, INC., a Delaware corporation (“Parent”), with an address at 968 James Street, Syracuse, New York 13203, CARROLS LLC, a Delaware limited liability company with an address at 968 James Street, Syracuse, New York 13203 ("Employer") and DANIEL T. ACCORDINO whose principal residence is 6556 Ridgewood Drive, Naples, Florida 34108 (“Employee”).
W I T N E S S E T H :
WHEREAS Parent, Employer and Employee entered into a certain Employment Agreement effective as of January 1, 2012 (the “Agreement”); and
WHEREAS Parent, Employer and Employee desire to amend the Employment Agreement as more fully set forth below.
NOW, THEREFORE, for and in consideration of the terms, conditions and mutual covenants and agreements contained herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Parent, Employer and Employee agree to amend the terms of the Agreement as follows:

1.	Recitals. The introduction and Whereas paragraphs above are incorporated into this section by reference as if more fully set forth herein.

2.	Definitions. All capitalized terms used herein shall have the same meaning given to them in the Agreement unless a contrary meaning is specifically set forth herein.

3.	Section 10(k). A new Section 10(k) is hereby added to the Agreement as follows:
(k)In the event that the Parent or Employer elect not to renew the Term of this Agreement as provided in Section 5 of this Agreement for any reason other than for Cause, the Parent or Employer shall (1) pay to the Employee on the six-month anniversary of the end of the Term, a lump sum cash payment equal to the Employee's annual Base Salary and vacation pay in effect on the last day of the Term; (2) pay to the Employee any amounts Employee is entitled to under the Deferred Compensation Plan at such times as provided under the Deferred Compensation Plan; (3) pay to the Employee not later than March 15th of the calendar year following the year in which the Term ends, the annual bonus for the year in which the Term ended payable under the terms of the Executive Bonus Plan; and (4) continue any and all such benefits and insurance policies as required by Section 8 of this Agreement. Notwithstanding the foregoing, the Employee shall not be entitled to any payment under this Section 10 (k) unless prior to the date such payment is required to be made to the Employee, the Employee delivers to the Employer the executed Release as more fully set forth on Exhibit “A” attached hereto and made a part hereof and further provided that the Release becomes effective and irrevocable (as more fully described in the Release) prior to the payment date.

4.	Section 14(d). Section 14(d) of the Agreement is amended to read as follows:
(d)This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each of the parties shall deliver such further instruments and take such further action as may be reasonably requested by the other in order to carry out the provisions and purposes of this Agreement. This Agreement together with the Mandatory Arbitration Agreement dated July 10, 2006 (which Mandatory Arbitration Agreement shall survive and continue), represents the entire understanding of the parties with reference to the subject matter hereof, supersedes in its entirety the provisions of the Prior Employment Agreement, and neither this Agreement nor any provisions hereof may be modified, discharged or terminated except by an agreement in writing signed by the party against whom the enforcement of any waiver, charge, discharge or termination is sought. Any waiver by either party of a breach of any provision of this Agreement must be in writing and no waiver of a particular breach shall operate as or be construed as waiver of any subsequent breach thereof.

5.	Section 15. A new Section 15 is hereby added to the Agreement as follows:
15. COSTS OF ENFORCEMENT
In the event that the Employee incurs any costs or expenses, including attorneys' fees, in the enforcement of the Employee's rights under this Agreement then, unless the Parent or the Employer is wholly successful in defending against the enforcement of such rights, the Parent or Employer shall promptly pay to the Employee all such costs and expenses. Any such reimbursement shall be made as promptly as practicable after the final disposition of the Employee's enforcement claims, but in no event later than March 15th of the calendar year following the calendar year in which occurs such final disposition.

6.	Section 16. A new Section 16 is hereby added to the Agreement as follows:
16.    NO MITIGATION OR OFFSET
Except as otherwise provided in this Agreement, in the event of any termination of the Employee's employment, the Employee shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Employee pursuant to this Agreement. The amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Employee or benefit provided to the Employee as the result of employment by another employer or otherwise. The amounts payable under this Agreement shall not be subject to set-off, counterclaim, recoupment, defense or other right that the Parent or the Employer may have against the Employee.

7.	Full Force and Effect. Except as modified herein, all terms, conditions and covenants in the Agreement remain in full force and effect.

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IN WITNESS WHEREOF, the parties have hereunto have executed and have causes this Amendment to be executed as of the date first written above.

CARROLS RESTAURANT GROUP, INC.
By:	/s/ William E. Myers
Name: William E. Myers Title: Vice President
CARROLS LLC
By:	/s/ William E. Myers
Name: William E. Myers Title: Vice President

/s/ Daniel T. Accordino
Daniel T. Accordino

Exhibit “A” to Amendment to Employment Agreement
Release
WHEREAS, ________________ (the “Employee”) is a party to an Agreement dated as of __________, 20__ (the “Agreement”) by and among the Employee, CARROLS RESTAURANT GROUP, INC., a Delaware corporation (the “Parent”), and CARROLS LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Parent (the “Employer”), requiring the Parent and the Employer to provide the Employee with severance payments and benefits following the termination of the Employee's employment with the Parent, the Employer, any subsidiary or affiliate of the Employer or the Parent, and their successors and assigns (the “Companies”) under certain circumstances; and
WHEREAS, the Employee's employment with the Companies has terminated; and
WHEREAS, it is a condition to the Parent and the Employer's obligations under the Agreement that the Employee execute and deliver this Release to the Parent and the Employer.
NOW, THEREFORE, in consideration of the receipt by the Employee of the severance payments and benefits under the Agreement, which constitute a material inducement to enter into this Release, the Employee intending to be legally bound hereby agrees as follows:
1.Subject to paragraph 2 of this Release, effective upon the expiration of the 7-day revocation period following execution hereof as provided below, the Employee irrevocably and unconditionally releases the Companies and their owners, stockholders, predecessors, successors, assigns, affiliates, control persons, agents, directors, officers, employees, representatives, divisions and subdivisions (collectively, the “Related Persons”) from any and all causes of action, charges, complaints, liabilities, obligations, promises, agreements, controversies and claims (a) arising out of the Employee's employment with any of the Companies and the conclusion thereof, including, without limitation, any federal, state, local or other statutes, orders, laws, ordinances, regulations or the like that relate to the employment relationship and/or specifically that prohibit discrimination based upon age, race, religion, sex, national origin, disability, sexual orientation or any other unlawful bases, including, without limitation, as amended, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Civil Rights Acts of 1866 and 1871, the Americans With Disabilities Act of 1990, the New York City and State Human Rights Laws, and any applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes; (b) for tort, tortious or harassing conduct, infliction of emotional distress, interference with contract, fraud, libel or slander; and (c) for breach of contract or for damages, including, without limitation, punitive or compensatory damages or for attorneys' fees, expenses, costs, salary, severance pay, vacation, injunctive or equitable relief, whether, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, which, from the beginning of the world up to and including the date hereof, exists, have existed, or may arise, which the Employee, or any of his heirs, executors, administrators, successors and assigns ever had, now has or at any time hereafter may have, own or hold against any of the Companies and/or any Related Person.
2.Notwithstanding anything contained herein to the contrary, the Employee is not releasing the Companies from any of the Companies' following obligations: (a) any obligations under the Agreement or any employee benefit plan of any of the Companies including, but not limited to, medical and major medical insurance for Employee and his spouse and Employee's eligible dependents all as set forth in Section 8(a) of the Agreement; or (b) to provide the Employee with insurance coverage defense and/or indemnification as an officer or director of any of the Companies, if applicable to Employee, to the extent generally made available at the date of termination to the Companies' officers and directors in respect of facts and circumstances existing or arising on or prior to the date hereof; or (c) in respect of the Employee's rights under the Parent's 2006 Stock Incentive Plan, as amended; or (d) in respect of the Employee's rights under any equity awards agreements with any of the Companies pursuant to the Parent's 2006 Stock Incentive Plan, as amended.
3.The Employee specifically acknowledges and agrees that: (a) the Employee has have read and understands this Release and signs it voluntarily and without coercion; (b) the Employee has been given an opportunity of twenty-one (21) days to consider this Release; (c) the Employee has been encouraged by the Parent and the Employer to discuss fully the terms of this Release with legal counsel of the Employee's my own choosing; and (d) for a period of seven (7) days following the Employee's signing of this Release, the Employee shall have the right to revoke the waiver of claims arising under the Age Discrimination in Employment Act.
4.If the Employee elects to revoke this Release within this seven-day period, the Employee must inform the Parent and the Employer by delivering a written notice of revocation to the Chief Financial Officer of the Parent and the Employer at 968 James Street, Syracuse, New York 13203 no later than 11:59 p.m. on the seventh calendar day after the date the Employee signs this Release. The Employee understands that, if the Employee elects to exercise this revocation right, this Release shall be voided in its entirety at the election of the Parent and the Employer and the Parent and the Employer shall be relieved of all obligations to provide the severance payments and benefits which are contingent on the execution of this Release.
5.The Employee acknowledges that he has had at least twenty-one days to consider the waiver of his rights under the Age Discrimination in Employment Act (the "ADEA"). If the Employee does not revoke this Release occurs under paragraph 4 of this Release, the Employee understands that the Employee's waiver of rights under the ADEA shall become effective seven days from the date the Employee executes this Release.

IN WITNESS WHEREOF, the undersigned has executed this Release on the ___ day of ______________, 20__.

State of      ______________________)
County of     ______________________) ss.:

On the _____ day of ________________ in the year 20____ before me, the undersigned, personally appeared __________________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

_________________________________________________
Notary Public